EXHIBIT 21.1
The following table sets forth the Registrant’s principal subsidiaries and the jurisdiction of incorporation of each. Each subsidiary is 100% owned by the Registrant or its subsidiaries.

Subsidiary	Jurisdiction
Ansco & Associates, LLC	Delaware
Broadband Express, Inc.	Delaware
CableCom, LLC	Delaware
CableCom of California, Inc.	Delaware
Cable Connectors, LLC	Delaware
Cable Express Holding Company	Delaware
Can-Am Communications, Inc.	Delaware
C-2 Utility Contractors, LLC	Delaware
C-2 Utility Contractors of California, Inc.	Delaware
Communications Construction Group, LLC	Delaware
Communications Construction Group of California, Inc.	Delaware
Dycom Capital Management, Inc.	Delaware
Dycom Corporate Identity, Inc.	Delaware
Dycom Identity, LLC	Delaware
Dycom Investments, Inc.	Delaware
Ervin Cable Construction, LLC	Delaware
Globe Communications, LLC	North Carolina
Installation Technicians, LLC	Florida
Ivy H. Smith Company, LLC	Delaware
Lambert’s Cable Splicing Company, LLC	Delaware
Locating, Inc.	Washington
Midtown Express, Inc.	Delaware
Nichols Construction, LLC	Delaware
Niels Fugal Sons Company, LLC	Delaware
Niels Fugal Sons Company of California, Inc.	Delaware
Point to Point Communications, Inc.	Louisiana
Precision Valley Communications of Vermont, LLC	Delaware
Prince Telecom, Inc.	Delaware
RJE Telecom, LLC	Delaware
RJE Telecom of California, Inc.	Delaware
Star Construction, LLC	Delaware
Stevens Communications, LLC	Delaware
S.T.S., LLC	Tennessee
TCS Communications, LLC	Delaware
Tesinc, LLC	Delaware
Tesinc of California, Inc.	Delaware
Triple-D Communications, LLC	Delaware
UGTI	California
UtiliQuest, LLC	Georgia
White Mountain Cable Construction, LLC	Delaware